FORM OF LOCK-UP AGREEMENT
                             FX ENERGY CORPORATION
                                 LOCK-UP LETTER

                                                                   June   , 1996

OPPENHEIMER & CO., INC.
HANIFEN IMHOFF, INC.

c/o  OPPENHEIMER & CO., INC.
     World Financial Center
     New York, NY  10281

Dear Sirs:

     The undersigned understands that you and certain other firms propose to enter into an Underwriting Agreement (the "Underwriting Agreement") providing for the purchase by you and such other firms (the "Underwriters") of shares (the "Shares") of Common Stock, par value $.001 per share (the "Common Stock"), of FX Energy Corporation (the "Company") and that the Underwriters propose to reoffer the Shares to the public.

     In consideration of the execution of the Underwriting Agreement by the Underwriters, and for other good and valuable consideration, the undersigned hereby irrevocably agrees that without the prior written consent of Oppenheimer & Co., Inc. the undersigned will not, directly or indirectly, offer, sell, offer or agree to sell, grant any option for the sale of or otherwise dispose (or announce any offer, sale, grant of an option to sell or other disposition) of any shares of Common Stock, or any securities convertible into, exercisable for or exchangeable for shares of Common Stock, for a period of 180 days after the date of the final Prospectus relating to the offering of the Shares to the public by the Underwriters. The foregoing shall not apply with respect to: (i) transfers made to family members, trusts or other similar transfers for estate planning purposes; (ii) transfers to affiliated entities; and (iii) pledges in connection with loans; in each case provided the recipients agree to be bound by the terms of this letter.

     The undersigned agrees that the provisions of this agreement shall be binding also upon the successors, assigns, heirs and personal representatives of the undersigned.

     In furtherance of the foregoing, the Company and [               ], its
Transfer Agent, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this letter agreement.

     It is understood that, if the Underwriting Agreement does not become effective, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for the delivery of the Shares, you will release us from our obligations under this letter agreement.


                                                   Very truly yours,


                                                   By:  [NAME]
                                                   Date:  June     , 1996

                                  SCHEDULE TO
                               LOCK-UP AGREEMENT



     As a condition precedent to the closing of the Offering, the following individuals will be required to execute a Lock-Up Agreement in the above form whereby they shall not sell those shares of Common Stock of Frontier Oil Exploration Company (the "Company") which they beneficially own as set forth under the caption "Principal Stockholders" in the Company's prospectus contained in the registration statement on Form S-1.:


                                David N. Pierce

                                Andrew W. Pierce

                               Thomas B. Lovejoy

                                Scott J. Duncan

                                 Peter L. Raven

                               Jerzy B. Maciolek